For further information, contact:
John B. Kelley, Vice President
808-525-8422
E-mail: invrel@alexanderbaldwin.com
        ---------------------------

                             FOR IMMEDIATE RELEASE
                                August 10, 1998


                            A&B TO RECAPITALIZE C&H


     HONOLULU, August 10, 1998 -- Units of Alexander & Baldwin, Inc. (NASDAQ:
ALEX) have entered into definitive agreements providing for the recapitaliza-tion of California and Hawaiian Sugar Company, Inc. (C&H) in partnership with an investor group including Citicorp Venture Capital, Ltd. In the trans-action, A&B will receive a combination of cash, preferred stock, and common stock in the new, recapitalized entity and will sell a majority of its equity in the new entity to the investor group.

     A&B expects to receive approximately $80 million in net proceeds from the transaction, consisting of approximately $55 million in cash, after the payment of certain C&H indebtedness, and $25 million in senior preferred stock, in addition to retaining a 40 percent common stock interest in the recapitalized C&H. The transaction is not expected to have a material impact on A&B's income. The proposed transaction, which has been approved by the board of directors of C&H, is expected to close within ninety days.

     Alexander & Baldwin, Inc., headquartered in Honolulu, has two major subsidiaries: Matson Navigation Company, Inc. (ocean transportation) and A&B-Hawaii, Inc. (property development and management, and food products). Additional information about A&B may be found at its web site:
www.alexanderbaldwin.com.
------------------------

                                      ####